Exhibit 99.1

               Pozen Reports Third Quarter 2005 Results;
        Trexima(TM) NDA Accepted for Filing by FDA in October

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--October 27, 2005--POZEN Inc. (NASDAQ: POZN), today announced results for the third quarter ended September 30, 2005.

    Third-Quarter Results

    POZEN reported a net loss of $4.7 million, or $0.16 per share on a fully diluted basis, for the third quarter of 2005, compared to a net loss of $5.8 million, or $0.20 per share on a fully diluted basis, for the third quarter of 2004.
    For the third quarter of 2005, POZEN reported revenue of $2.4 million as compared to $1.9 million for the third quarter of 2004. Revenue for the quarters ended September 30, 2005 and September 30, 2004 resulted from the amortization of upfront payments received pursuant to collaboration agreements for MT 100(TM), MT 300(TM) and Trexima.
    Operating expenses for the third quarter of 2005 totaled $7.4 million as compared to $7.9 million for the comparable period in 2004. The decrease in operating expenses was primarily due to a decrease in development costs associated with Trexima.
    At September 30, 2005, cash, cash equivalents and short-term investments totaled $31.3 million compared to $51.8 million at December 31, 2004.

    Nine-Month Results

    POZEN reported a net loss of $14.2 million, or $0.49 per share on a fully diluted basis, for the nine-month period ended September 30, 2005, compared with net income of $3.2 million, or $0.11 per share on a fully diluted basis, for the same period in 2004.
    For the nine months ended September 30, 2005, POZEN reported revenue of $6.4 million compared to $20.7 million for the same period in 2004. The higher revenue in 2004 was due to a $15 million milestone payment from GlaxoSmithKline(GSK).
    Operating expenses for the nine months ended September 30, 2005 were $21.4 million as compared to $18.0 million for the comparable period in 2004. The increase in operating expenses was due primarily to costs associated with the PPI/NSAID exploratory development program, an increase in personnel related expenses for our research and development activities and an increase in costs associated with public company activities.

    Corporate Highlights

    The Trexima New Drug Application (NDA) was filed in August, 2005 and accepted by the FDA in October, 2005. POZEN received a $20 million milestone payment from GSK in October.
    Results of the 14-day proof-of-concept study with its drug candidate PN 100 have been selected for platform presentation at the Annual Scientific Meeting of the American College of Gastroenterology in November. POZEN received a patent on the "Pharmaceutical Composition for the Coordinated Delivery of NSAID" during August 2005. The company's PN/PA product platform is covered under this patent.

    Financial Guidance

    For the fourth quarter of 2005, POZEN expects total revenues to be approximately $22 million, and total operating expenses to be in the range of $6.5 million to $8.5 million.
    For the 2005 year, POZEN expects total revenue to be approximately $28 million, which includes the $20 million milestone payment from GSK. Total operating expenses for the 2005 year are expected to be in the range of $28 million to $30 million.

    Third-Quarter Results Webcast

    POZEN will hold a webcast to present third quarter results and management's outlook on Thursday, October 27, 2005 at 11:00 a.m.
Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has a development and commercialization alliance with GlaxoSmithKline. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2005 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

    Financial Tables to Follow...



                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)



                        Three Months Ended       Nine Months Ended
                           September 30,           September 30,
                      ----------------------- ------------------------
                         2005        2004        2005         2004
                      ----------------------- ------------------------

Revenue              $ 2,399,000 $ 1,891,499 $  6,410,374 $20,670,499
Operating expenses:
   General and
    administrative     2,473,439   2,065,869    7,198,656   6,071,475
   Research and
    development        4,900,642   5,859,319   14,231,894  11,903,282
                      ----------- ----------- ------------ -----------
Total operating
 expenses              7,374,081   7,925,188   21,430,550  17,974,757
Interest and other
 income                  289,303     202,369      846,507     463,342
                      ----------- ----------- ------------ -----------
Net income (loss)
 attributable to
 common stockholders $(4,685,778)$(5,831,320)$(14,173,669)$ 3,159,084
                      =========== =========== ============ ===========

Basic net income
 (loss) per common
 share               $     (0.16)$     (0.20)$      (0.49)$      0.11
                      =========== =========== ============ ===========

Shares used in
 computing basic net
 income (loss) per
 common share         28,929,503  28,779,277   28,919,245  28,713,806
                      =========== =========== ============ ===========

Diluted net income
 (loss) per common
 share               $     (0.16)      (0.20)$      (0.49)       0.11
                      =========== =========== ============ ===========

Shares used in
 computing diluted
 net income (loss)
 per common share     28,929,503  28,779,277   28,919,245  29,666,989
                      =========== =========== ============ ===========



                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)



                                            September 30, December 31,
                                                2005         2004
                                            ------------- ------------
                  ASSETS
Current assets:
 Cash and cash equivalents                 $  11,545,728 $ 51,764,129
 Investments                                  19,778,456            -
 Prepaid expenses and other current assets        74,773    1,064,032
                                            ------------- ------------
    Total current assets                      31,398,957   52,828,161
Equipment, net of accumulated depreciation       267,656      467,688
                                            ------------- ------------
    Total assets                           $  31,666,613 $ 53,295,849
                                            ============= ============



   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                          $     580,580 $  2,330,349
 Accrued compensation                          2,432,372    1,182,848
 Accrued expenses                              1,119,001    1,626,829
 Deferred revenue                              8,789,000    8,680,092
                                            ------------- ------------
    Total current liabilities                 12,920,953   13,820,118

Long-term liabilities:
   Deferred revenue                            1,000,000    7,764,978
                                            ------------- ------------
Total liabilities                             13,920,953   21,585,096

Total stockholders' equity                    17,745,660   31,710,753
                                            ------------- ------------
    Total liabilities and stockholders'
     equity                                $  31,666,613 $ 53,295,849
                                            ============= ============



    CONTACT: POZEN Inc.
             Bill Hodges, Chief Financial Officer, 919-913-1030 or
             Fran Barsky, Director, Investor Relations, 919-913-1044